UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July 10, 2006

CHINA DIGITAL COMMUNICATION GROUP
(Exact Name of Registrant as Specified in Its Charter)
NEVADA
(State or Other Jurisdiction of Incorporation)
000-49715		91-2132336
(Commission File Number)		(IRS Employer Identification No.)
A-3. Xinglian Industrial Zone. He Hua Ling Pingxin Road. Xin Nan. Ping Hua Town. Longgang. Shenzhen China 51811 (Address of Principal Executive Offices)(Zip Code)
86-755-2698-3767
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        China Digital Communication Group (the “Company”) announced that Hong Liang resigned as Chief Operating Officer and as a Director of the Company and Yao Miao resigned as Chief Financial Officer of the Company, both effective as of July 10, 2006. The board of directors of the Company has appointed Su Yi Zheng as Chief Operating Officer and as a Director and Sarah Shao as Chief Financial Officer, both effective as of July 10, 2006. A copy of the press release announcing these appointments is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

    Mr. Zheng, age 38, served as a former general executive officer for Sono Digital Electronic Technologies Co., Ltd from June 2005 to June 2006. Mr. Zheng was president of Shenzhen Ke Xun Tong Tech Co., Ltd. from 2001 to 2005. From 1997 to 2001 he was executive manager at American New York Asia Communication Co., Ltd. for the China area. From 1988 to 1989, he was an electrical engineer for the China Ministry of Posts and Telecommunication — Guanzhou Telecommunications Equipments Manufacture. He has a Bachelor’s of Science degree in electrical engineering from GuanZhou Zhongshan University.

    Ms. Shao, age 37 , was the CFO of US KXD Technology Inc. before from 2005 to 2006. From 2004 to 2005, she was an accounting controller for KXD Digital Entertainment Limited, a Singapore public company. She was an accounting controller for Hainan Pearl River Holding Co., Ltd., a Chinese A/B exchange public company, from 1995 to 1998 and Shenzhen Guizhou Light Industry Co., Ltd. from 1992 to 1995 She served as an accounting director at Shenzhen Shenmao Group Co., Ltd. from 1998 to 2002. She holds a Master’s of Science from the Graduate School of Trade, Economics and Finance at China Academy of Social Science and a Bachelor’s of Science in business administration and international accounting from Guangzhou Foreign International Business University. She is also certified from the General Accountants Association of Canada — China Representation Office.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

99.1	Press release dated July 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2006	CHINA DIGITAL COMMUNICATION GROUP By /s/ Ran Liang Name: Ran Liang Title: Chief Executive Officer